EX-(3)(a.2)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PITNEY BOWES INC.

Pitney Bowes Inc., a corporation organized and existing under and by virtue of the

General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, duly noticed held on February 10, 2010, the Board of Directors voted to approve, and to recommend to the stockholders that they approve an amendment to the Corporation’s Restated Certificate of Incorporation.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and approved by the stockholders at the May 10, 2010 Annual Meeting of Stockholders, at which meeting the necessary number of shares as required by law were voted in favor of the amendment and that pursuant to such amendment Article Seventh of the Restated Certificate of Incorporation of the Corporation shall henceforth read, in its entirety, as follows:

“Seventh:-

PROVISIONS RELATING TO THE BOARD OF DIRECTORS

(a) Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. Commencing with the annual meeting of stockholders in 2011, the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that Directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders, Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, and Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders.

(b) Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

(c) Newly created directorship and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until such Director's successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d) Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(e) Amendment, repeal, etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.”

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Amy C. Corn, its Secretary, this 11th day of May, 2010.

By	/S/ AMY C. CORN
Amy C. Corn Secretary